Filed Pursuant to Rule 424(b)(3)
Registration No. 333-175989

DIVIDEND CAPITAL DIVERSIFIED PROPERTY FUND INC.

SUPPLEMENT NO. 8 DATED DECEMBER 3, 2012

TO THE PROSPECTUS DATED JULY 12, 2012

This prospectus supplement (this “Supplement”) is part of and should be read in conjunction with the prospectus of Dividend Capital Diversified Property Fund Inc., dated July 12, 2012 as supplemented by Supplement No. 1, dated August 1, 2012, Supplement No. 2, dated August 13, 2012, Supplement No. 3, dated September 4, 2012, Supplement No. 4, dated September 10, 2012, Supplement No. 5, dated October 1, 2012, Supplement No. 6, dated November 1, 2012, and Supplement No. 7, dated November 14, 2012 (the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

The purpose of this Supplement is to disclose the daily NAV per share, as determined in accordance with our valuation procedures, for each business day from November 1 through November 30, 2012, for each of our classes of common stock.

Monthly Pricing Information (unaudited)

Below is the NAV per share, as determined in accordance with our valuation procedures, for each business day from November 1 through November 30, 2012:

Date	NAV per Share
	Class E	Class A	Class W	Class I
November 1, 2012	$6.65	$6.65	$6.65	$6.65
November 2, 2012	$6.64	$6.64	$6.64	$6.64
November 5, 2012	$6.64	$6.64	$6.64	$6.64
November 6, 2012	$6.64	$6.64	$6.64	$6.64
November 7, 2012	$6.64	$6.64	$6.64	$6.64
November 8, 2012	$6.64	$6.64	$6.64	$6.64
November 9, 2012	$6.64	$6.64	$6.64	$6.64
November 12, 2012	$6.64	$6.64	$6.64	$6.64
November 13, 2012	$6.64	$6.64	$6.64	$6.64
November 14, 2012	$6.64	$6.64	$6.64	$6.64
November 15, 2012	$6.64	$6.64	$6.64	$6.64
November 16, 2012	$6.64	$6.64	$6.64	$6.64
November 19, 2012	$6.64	$6.64	$6.64	$6.64
November 20, 2012	$6.65	$6.65	$6.65	$6.65
November 21, 2012	$6.65	$6.65	$6.65	$6.65
November 23, 2012	$6.65	$6.65	$6.65	$6.65
November 26, 2012	$6.65	$6.65	$6.65	$6.65
November 27, 2012	$6.64	$6.64	$6.64	$6.64
November 28, 2012	$6.64	$6.64	$6.64	$6.64
November 29, 2012	$6.64	$6.64	$6.64	$6.64
November 30, 2012	$6.64	$6.64	$6.64	$6.64

On any day, our share sales and redemptions are made based on the day’s applicable per share NAV carried out to four decimal places. On each business day, our NAV per share for each class is (1) posted on our website, www.dividendcapitaldiversified.com, and (2) made available on our toll-free, automated telephone line, (888) 310-9352.